NEWS RELEASE

Industrial Services of America, Inc. Agrees to Acquire Key Real Estate

LOUISVILLE, KY. (July 17, 2009) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today reported that it has entered into an agreement to acquire two parcels of property adjacent to its facilities in Louisville, Kentucky from the Harry Kletter Family Partnership LLC.  The transactions have been approved by the Audit Committee and the Board of Directors of the company.  Mr. Harry Kletter, the Chairman of the Board and Chief Executive Officer of the Company, took no part in the Board's deliberations or decision due to his interest in the transaction.

The property will be acquired in exchange for 500,000 newly issued shares of the Company's common stock, making the value of the transaction $3,200,000 based on $6.40 per share as stated in the agreements.  The cost of the transactions will change if the average stock price over the 30-day period prior to the anticipated closing in August changes.  The property has been appraised by an independent appraiser at a value of $3,200,000.

The transactions are subject to the results of the Company's due diligence investigation and to the approval of holders of a majority of the Company's outstanding shares of common stock.

The acquisition of this real estate is important to ISA due to its strategic location.  ISA recently completed the construction of its new shredder and part of the installation rests on the property.  Furthermore, by acquiring the property ISA will avoid paying substantial rents.  "We feel fortunate to have secured the right to acquire this property without the expenditure of any cash, but instead using shares that were trading substantially lower earlier this year," stated Brian Donaghy, ISA's President and Chief Operating Officer.

ISA second quarter 2009 earnings guidance is forthcoming.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the Company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com <http://www.isa-inc.com/> .

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.